Exhibit 99.1

 Image Entertainment Special Committee Provides Update on Evaluation
               of Proposal from Lions Gate Entertainment

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Oct. 20, 2005--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced an update from the Special Committee of its Board of Directors on the proposal made public by Lions Gate Entertainment Corp. (NYSE:LGF) on September 13, 2005.
    On September 30, 2005, Lions Gate complied with the Special Committee's request to sign a confidentiality agreement, at which time the committee directed Image to provide Lions Gate with extensive information about Image to assist Lions Gate with its due diligence process.
    On October 14, 2005, and again at the direction of the Special Committee, Image Entertainment senior management made a comprehensive presentation to Lions Gate senior management. Following that presentation, the Special Committee -- satisfied with the information provided to Lions Gate -- requested Lions Gate to submit a revised proposal by October 31, 2005 that better reflects the value of Image. While there are no assurances of an adequate proposal being submitted by Lions Gate, the Special Committee has made this request in an effort to facilitate the process moving forward.
    "After determining the original offer from Lions Gate was below what we would find acceptable for Image's stockholders, the Special Committee has been focusing its efforts on assisting Lions Gate to secure the additional documentation and information needed to prepare a revised proposal," said Ira S. Epstein, Chairman of the Special Committee. "We are working diligently to facilitate this process and are now awaiting Lions Gate's response, which we have requested be delivered no later than October 31, 2005."

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and over 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: THE HONIG COMPANY, INC.
             Steve Honig, 310-246-1801
             Press/Corporate Contact
             press@honigcompany.com
             or
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700
             Investor Relations
             ir@mkr-group.com